Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our reports dated October 18, 2024 relating to the financial statements and financial highlights, which appear in the 2023 Annual Reports to Shareholders of the Credit Suisse Managed Futures Strategy Fund and Credit Suisse Multialternative Strategy Fund, each a series of Credit Suisse Opportunity Funds, for the year ended October 31, 2023. We also consent to the references to us under the heading "Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 18, 2024

Appendix A

CREDIT SUISSE MANAGED FUTURES STRATEGY FUND

CREDIT SUISSE MULTIALTERNATIVE STRATEGY FUND